As filed with the Securities and Exchange Commission on June 16, 2006.

 Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANORMED INC.

(Exact name of registrant as specified in its charter)

Canada	98-0171581
(State of Incorporation)	(I.R.S. Employer Identification No.)

200-20353 64th Avenue

Langley, British Columbia

Canada V2Y 1N5

(604) 530-1057

(Address of principal executive offices)

Incentive Stock Option Plan

 (Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Hector MacKay-Dunn, Q.C. Trevor R. Scott, Esq. Farris, Vaughan, Wills & Murphy LLP 25th Floor 700 West Georgia Street Vancouver, British Columbia Canada V7Y 1B3 (604) 684-9151	Daniel M. Miller, Esq. Dorsey & Whitney LLP Suite 1605 777 Dunsmuir Street Vancouver, British Columbia Canada V7Y 1K4 (604) 687-5151

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares	3,821,246	$6.57 - $7.26	$25,763,670.96	$2,756.71

(1)

Pursuant to Rule 416(a), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable under the Registrant’s Incentive Stock Option Plan by reason of any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).  The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s Incentive Stock Option Plan and translated from Canadian dollars into United States dollars at the inverse of the June 12, 2006 noon buying rate published by the Federal Reserve Bank of New York, being C$1.00 = US$0.9098, and (b) the average of the high and low sales prices of the Registrant’s common shares on the American Stock Exchange on June 12, 2006.

The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Common shares reserved for future grant under the Incentive Stock Option Plan	953,746	$7.26 (2)(b)	$6,924,195.96
Common shares issuable pursuant to outstanding options under the Incentive Stock Option Plan	2,867,500	$6.57 (2)(a)	$18,839,475.00
Proposed Maximum Aggregate Offering Price			$25,763,670.96
Registration Fee			$2,756.71

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of AnorMED Inc. (the “Registrant”) filed with, or furnished to, the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)

the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed and a description of the Registrant’s common shares; and

(b)

the Registrant’s Reports of Foreign Issuer on Form 6-K furnished to the Commission on December 15, 2005, December 15, 2005, December 15, 2005, December 23, 2005, December 30, 2005, April 4, 2006, May 30, 2006 and June 6, 2006, Exhibits 99.1, 99.2 and 99.3 to the Registrant’s Report of Foreign Issuer on Form 6-K furnished to the Commission on December 8, 2005, and Exhibit 99.1 to the Registrant’s Report of Foreign Issuer on Form 6-K furnished to the Commission on March 2, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any Report of Foreign Issuer on Form 6-K, or portions thereof, that are furnished to the Commission by the Registrant during such period and are identified in such Form 6-K as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modified or superseded such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

DESCRIPTION OF SECURITIES

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the common shares of the Registrant covered by this Registration Statement is being passed upon by Farris, Vaughan, Wills & Murphy, LLP, Vancouver, British Columbia.  As of the date of this Registration Statement, R. Hector MacKay-Dunn, Q.C., a partner of Farris, Vaughan, Wills & Murphy, LLP, is the Assistant Corporate Secretary of the Registrant.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Canada Business Corporations Act

Under the Canada Business Corporations Act (the “CBCA”), which governs the Registrant, the Registrant may indemnify a present or former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (the “Individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Individual is involved because of that association with the Registrant or other entity.  The Registrant may advance monies to the Individual for the costs, charges and expenses of a proceeding referred to in the preceding sentence.

However, the indemnification referred to in the preceding paragraph is prohibited under the CBCA, and all moneys advanced to the Individual pursuant to the preceding paragraph must be repaid, unless the Individual:

(a)

acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the Individual acted as director or officer or in a similar capacity at the Registrant’s request; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the Individual’s conduct was lawful.

In addition, such indemnification or the advance of monies may only be made in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favour with the prior approval of the court.

Notwithstanding the foregoing, the CBCA provides that an Individual is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the Individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the Individual is subject because of the Individual’s association with the Registrant or other entity, if the Individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth in (a) and (b) of the preceding paragraph.

Bylaws of the Registrants

The bylaws of the Registrant provide that, subject to the limitations contained in the CBCA, but without limiting the right of the Registrant to indemnify any individual under the CBCA or otherwise to the full extent permitted by law, the Registrant:

(a)

shall indemnify each director or officer or former director or officer and each other individual who acts or has acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity (and each such individual’s respective heirs and personal representatives), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided:

(i)

the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and

(ii)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

(b)

shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subparagraph (a) above in accordance with and subject to the CBCA.

Notwithstanding the foregoing, the bylaws of the Registrant provide that any such indemnity or advance of monies in respect of an action referred to in (a) of the preceding paragraph by or on behalf of the Registrant or other entity in respect of which an individual has acted as director or officer or in a similar capacity at the request of the Registrant to procure judgment in its favour shall be subject to approval of a court.

Indemnification Agreements

The Registrant has entered into an indemnification agreement with each of its directors and officers which provides, among other things, that the Registrant will, to the fullest extent not prohibited by law, indemnify such person against costs, charges and expenses reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which such person is involved because of his or her association as a present or former director or officer of the Registrant, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, whether brought by or on behalf of the Registrant or otherwise.  The indemnification agreements also provide that, to the fullest extent not prohibited by law, or by a finding of an arbitrator or a court of first instance, the Registrant will advance, as they are incurred in advance of the final disposition of an eligible proceeding, the litigation expenses actually and reasonably incurred by such person in connection with the eligible proceeding, and upon it being ultimately determined whether or not indemnification of such person for all or part of the advanced litigation expenses is prohibited by the CBCA:

(a)

to the extent that indemnification for the advanced litigation expenses is not prohibited, the Registrant will indemnify such person against them, and such person will not be required to repay them; or

(b)

to the extent that indemnification for the advanced litigation expenses is prohibited, such person will repay them to the Registrant.

Directors’ and Officers’ Insurance

The Registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy: (a) insures directors and officers against losses for which the Registrant does not indemnify and which losses arise from certain wrongful acts in the indemnified parties’ capacities as directors and officers; and, (b) reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers.

Securities Act Limitation on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

EXHIBITS

Exhibit Number	Description
4.1(1)	Incentive Stock Option Plan, effective January 1, 2002, as amended and restated September 7, 2000, July 26, 2001, June 12, 2003 and June 30, 2004.
4.2(2)

Certificate of Incorporation and Articles of Incorporation dated January 5, 1996, Certificate of Amendment dated March 4, 1999 and related Articles of Amendment, and Certificate of Amendment dated September 16, 2004 and related Articles of Amendment.

4.3(3)	Bylaw No. 1 and Bylaw No. 2, effective July 25, 2002 and confirmed by Shareholders on September 19, 2002, and Bylaw No. 3, effective April 13, 2004 and confirmed by Shareholders on September 16, 2004.
4.4(4)	Shareholder Protection Rights Plan Agreement dated February 2, 2006 between the Registrant and Computershare Investor Services Inc.
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the Signatures section to this Registration Statement).

___________________

(1)

Previously filed as Exhibit 99.17 to the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, and incorporated by reference herein.

(2)

Previously filed as Exhibit 99.15 to the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, and incorporated by reference herein.

(3)

Previously filed as Exhibit 99.16 to the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, and incorporated by reference herein.

(4)

Previously filed as Exhibit 1 to the Registrant’s registration statement on Form 8-A12G, as amended, originally filed with the Commission on February 13, 2005.

UNDERTAKINGS

1.

The undersigned Registrant hereby undertakes:

(a)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

2.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langley, Province of British Columbia, Canada on June 14, 2006.

ANORMED INC.

By:

 /s/ Kenneth H. Galbraith

Kenneth H. Galbraith

              Acting Chief Executive Officer, Chairman and Director

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth H. Galbraith and William J. Adams, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth H. Galbraith Kenneth H. Galbraith	Acting Chief Executive Officer, Chairman and Director (principal executive officer)	June 14, 2006

/s/ William J. Adams William J. Adams	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)	June 14, 2006
/s/ Paul A. Brennan Paul A. Brennan	Acting President, Vice President, Business Development and Director	June 14, 2006
/s/ Joseph P. Dougherty Joseph P. Dougherty	Director	June 14, 2006
/s/ Henry J. Fuchs Henry J. Fuchs	Director	June 14, 2006
/s/ Jacques R. Lapointe Jacques R. Lapointe	Director	June 14, 2006
/s/ I. Berl Nadler I. Berl Nadler	Director	June 14, 2006

Signature	Title	Date

/s/ Kelvin M. Neu Kelvin M. Neu	Director	June 14, 2006
/s/ Klaus R. Veitinger Klaus R. Veitinger	Director	June 14, 2006
/s/ Felix Baker Felix Baker	Director	June 14, 2006
/s/ William L. Hunter William L. Hunter	Director	June 14, 2006

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of AnorMED Inc. in the United States, on June 14, 2006.

/s/ Klaus R Veitinger

Klaus R. Veitinger

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Incentive Stock Option Plan, effective January 1, 2002, as amended and restated September 7, 2000, July 26, 2001, June 12, 2003 and June 30, 2004.
4.2(2)

Certificate of Incorporation and Articles of Incorporation dated January 5, 1996, Certificate of Amendment dated March 4, 1999 and related Articles of Amendment, and Certificate of Amendment dated September 16, 2004 and related Articles of Amendment.

4.3(3)	Bylaw No. 1 and Bylaw No. 2, effective July 25, 2002 and confirmed by Shareholders on September 19, 2002, and Bylaw No. 3, effective April 13, 2004 and confirmed by Shareholders on September 16, 2004.
4.4(4)	Shareholder Protection Rights Plan Agreement dated February 2, 2006 between the Registrant and Computershare Investor Services Inc.
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the Signatures section to this Registration Statement).

___________________

(1)

Previously filed as Exhibit 99.17 to the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, and incorporated by reference herein.

(2)

Previously filed as Exhibit 99.15 to the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, and incorporated by reference herein.

(3)

Previously filed as Exhibit 99.16 to the Registrant’s registration statement on Form 40-F, as amended, originally filed with the Commission on October 24, 2005, and incorporated by reference herein.

(4)

Previously filed as Exhibit 1 to the Registrant’s registration statement on Form 8-A12G, as amended, originally filed with the Commission on February 13, 2005.

Exhibit 5.1

June 14, 2006

AnorMED Inc.

200-20353 64th Avenue
Langley, British Columbia

Canada V2Y 1N5

Dear Sirs/Mesdames:

Re:

Registration Statement on Form S-8

We have acted as corporate counsel to AnorMED Inc., a company existing under the Canada Business Corporations Act (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the issuance by the Company of up to 3,821,246 common shares (the “Shares”) pursuant to the exercise of options (the “Options”) under the Company’s Incentive Stock Option Plan.  This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, if and when issued in accordance with the terms and conditions of the applicable Option, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Farris, Vaughan, Wills & Murphy LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AnorMED Inc.

We consent to the use of our report dated May 6, 2005 with respect to the balance sheets of AnorMED Inc. as of March 31, 2005 and 2004, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the three year period ended March 31, 2005, and our report dated October 21, 2005 on the supplemental information entitled “Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the year ended March 31, 2005”, incorporated by reference herein.

/s/ KPMG LLP, Chartered Accountants

Vancouver, Canada

June 14, 2006